Exhibit 10.8
RELEASE
This RELEASE (“Release”) dated as of this 24 day of July, 2013 between ACE Limited, a Swiss company (the “Company”), and Robert F. Cusumano (the “Employee”).
WHEREAS, the Employee is a participant in the Company’s Executive Severance Plan (the “Plan”) As Amended and Restated Effective as of January 1, 2009 and As Further Amended Effective as of May 18, 2011 which is attached hereto as an addendum; and
WHEREAS, the Employee’s employment with the Company will be terminated effective July 31, 2013 (“Separation Date”), unless Employee and Company mutually agree that Employee will continue employment beyond that date to achieve a smooth transition of leadership for the Company’s Legal Department; and
WHEREAS, pursuant to Section 9 of the Plan because Employee’s employment is a Separation Without Cause as that term is defined in the Plan, the Employee is entitled to certain compensation and benefits upon such termination under Schedule A of the Plan, contingent upon the execution of this Release;
NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Plan, the Company and the Employee agree as follows:
1.    The Employee, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and any of its Subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Employee or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorneys’ fees, reinstatement or reemployment. If any court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Employee agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Employee relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Employee without liability. The Employee acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected. This Agreement and Release includes but is not limited to claims under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"). This Release shall not, however, preclude Employee's right to pursue any claims arising under this Agreement and Release.

2.    The Employee acknowledges that he has been provided at least 21 days to review the Release and has been advised to review it with an attorney of his choice. In the event the Employee elects to sign this Release prior to the end of this 21-day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 21 days. The Employee further understands that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by Phillip Cole at 1133 Avenue of the Americas New York, New York 10136 within the 7-day period. The Employee further acknowledges that he has carefully read this Release, and knows and understands its contents and its binding legal effect. The Employee acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.
3.     Employee will receive the following compensation and benefits pursuant to Section 9 of the Plan:
a) Within 30 days after the Separation Date, a lump sum payment equal to $1,804,500 (less applicable withholding), which represents (i) one year of base salary; (ii) an annual cash bonus for 2014 and (iii) a prorated cash bonus for 2013.

b) Notwithstanding anything contained in any written plan, program, agreement or arrangement between the Company and Employee:
(i) any and all unvested shares of restricted shares of ACE Limited stock or ACE Limited restricted stock units (whether time-based or performance-based) held by Employee on the Separation Date shall continue to vest from the Separation Date until July 31, 2014 (“the Standard Vesting Continuation Period”), and
(ii) any and all unvested stock options (whether incentive stock options or nonqualified stock options, whether time-based or performance-based) shall continue to vest/become exercisable over the Standard Vesting Continuation Period, and any and all stock options held by the Employee on the Separation Date (including those stock options that vest/become exercisable under Section 9.4 of the Plan) shall remain exercisable until the earlier of (i) the 3rd anniversary of the Separation Date or (ii) the stock option’s originally scheduled expiration date.
c) Employee’s medical benefits may continue after the Separation Date, provided Employee makes an election under the provisions of federal law (COBRA) to continue group health care coverage beyond the Separation Date.  Once elected, for the one year period following the Separation Date, Employee will receive COBRA benefits at the Employer subsidized rates.
4.    The Company and Employee agree that Sections 11.2 through 11.10, 12.0 through 12.4, 13.0 through 13.4, 14.4, and 15.0 through 15.10 of the Plan are incorporated herein by reference as if fully set forth, including the Plan definitions of the defined terms contained in those Sections. For purposes of interpreting and applying the Plan, the Company and Employee agree that Employee’s employment is a “Separation Without Cause” as that term is defined in the Plan and that the “Separated Participant” is Employee. The foregoing references to the Plan sections are not intended to limit application of any other terms of the Plan to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

ACE LIMITED

By:______________________________________
Name: Phillip B. Cole
Title: Global Human Resources Officer

_________________________________________
Robert F. Cusumano

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